Exhibit 99.1

Tesla Q3 2016 Production and Deliveries

SUNDAY, OCTOBER 2, 2016

Tesla delivered approximately 24,500 vehicles in Q3, of which 15,800 were Model S and 8,700 were Model X. This was an increase of just over 70% from last quarter’s deliveries of 14,402. Our Q3 delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct.

In addition to Q3 deliveries, about 5,500 vehicles were in transit to customers at the end of the quarter. These will not be counted as deliveries until Q4.

Production rose to 25,185 vehicles in Q3. This was an increase of 37% from Q2 production of 18,345.

We expect Q4 deliveries and production to be at or slightly above Q3, despite Q4 being a shorter quarter and the challenge of delivering vehicles in winter weather over holidays. Guidance of 50,000 vehicles for the second half of 2016 is maintained.

Finally, we note that starting in Q3, our quarterly financial releases will no longer include non-GAAP revenue and related financial metrics resulting from vehicles leased through our banking partners or that include resale value guarantees. We will, however, continue to provide additional supplemental information to investors to provide insights into our business.

Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements in this press release, including statements regarding future vehicle deliveries and vehicle production rates, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.